As filed with the Securities and Exchange Commission on June 7, 2012

Registration No. 333-179425

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________

RADVISION LTD.
(Exact name of registrant as specified in its charter)

Israel                                                                            None
(State or other jurisdiction of incorporation or organization)  (I.R.S. Employer Identification No.)

24 Raul Wallenberg Street, Tel Aviv, 69719, Israel
(Address of Principal Executive Offices) (Zip Code)

RADVISION LTD.
2000 EMPLOYEE STOCK OPTION PLAN
 (Full title of the plan)
_________

RADVISION Inc.
17-17 State Highway 208, Suite 300
Fair Lawn, NJ 07410-2819 USA
(Name and address of agent for service)

(201)-689-6300
(Telephone number, including area code, of agent for service)

Copies to:
Irving Rotter, Esq. Sidley Austin LLP 787 7th Avenue New York, New York 10019 (212) 839-5300	Pamela F. Craven, Esq. Chief Administrative Officer Avaya Inc. 211 Mount Airy Road Basking Ridge, NJ 07920 (908) 953-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                                                                         Accelerated Filer ☐
Non-accelerated filer ☒        (Do not check if a smaller reporting company)            Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

RADVISION LTD. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission  on February 8, 2012, File No. 333-179425 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value NIS 0.1 per share (the “Ordinary Shares”). A total of 877,402 Ordinary Shares were initially registered for issuance under the Registration Statement.

The Registrant, Avaya Inc. (“Avaya”) and Sonic Acquisition Ltd. (“Merger Sub”) entered into a merger agreement, dated as of March 14, 2012 (the “Merger Agreement”), which was approved on April 30, 2012 by the shareholders of the Registrant at an extraordinary general meeting of shareholders.  Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”) effective as of June 5, 2012 on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel.  Pursuant to the Merger, the Registrant became an indirect wholly-owned subsidiary of Avaya and each issued Ordinary Share not owned by Avaya, Merger Sub or the Registrant has been converted into the right to receive $11.85 per Ordinary Share in cash. In connection with the merger, the Registrant has terminated the offering of the Ordinary Shares pursuant to the Registration Statement.

This Amendment to the Registration Statement is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statement that remain unsold

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-179425 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on June [7], 2012.

RADVISION LTD.

By: /s/Boaz Raviv
Boaz Raviv
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title
/s/Boaz Raviv Boaz Raviv	Chief Executive Officer
/s/Adi Sfadia Adi Sfadia	Chief Financial Officer, Principal Accounting Officer and Director
/s/Rael Kolevsohn Rael Kolevsohn	Director
RADVISION Inc. By: /s/Gaby Koren Name: Gaby Koren Title: General Manager - North America	Authorized Representative in the United States